Exhibit 10.1
August 4, 2026
Tempus AI, Inc.
600 W Chicago Ave, Ste. 510
Chicago, IL 60654
Attn: Legal
Re: Amendment to Master Agreement between Tempus AI, Inc. and Recursion Pharmaceuticals, Inc.
Dear Ryan:
Reference is made to that certain Master Agreement, effective as of November 3, 2023 (the “Agreement”), by and between Tempus AI, Inc. (f/k/a Tempus Labs, Inc., “Tempus”) and Recursion Pharmaceuticals, Inc. (“Recursion” or “Client”). Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) have the meanings given to them in the Agreement.
The Parties have agreed to amend the Agreement as follows:
Effective as of the date of last signature below, the second sentence of Section 9.b. (Termination) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:
“In addition, after the first three (3) years of the Term, Client may terminate this Agreement at its convenience and at any time by providing at least forty-five (45) days written notice to the other Party, however, such termination will not apply to any ongoing Order Form(s) unless otherwise mutually agreed by the Parties, and applicable terms of the Agreement will survive until the surviving Order Form(s) are completed or terminated.”
Except as expressly amended by this Letter Agreement, the Agreement remains unmodified and in full force and effect in accordance with its terms. This Letter Agreement is incorporated into and forms a part of the Agreement. This Letter Agreement may be executed in counterparts (including electronic signatures), each of which is deemed an original and all of which together constitute one instrument.
Please indicate your agreement to the foregoing by countersigning below.
[signature page to follow]
Sincerely,

Recursion Pharmaceuticals, Inc.

By:	/s/ Najat Khan
Name:	Najat Khan
Title:	CEO and President

Date:	8/4/2026

AGREED AND ACCEPTED:

Tempus AI, Inc.

By:	/s/ Ryan Fukushima
Name:	Ryan Fukushima
Title:	CEO Data & Apps
Date:	8/4/2026